Exhibit B-59

AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
CUSTOM ENERGY, L.L.C.

         THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT ("LLC Agreement"), is made and entered into this 26th day of July, 2002, by and between KLT Energy Services Inc., a Missouri corporation ("KLT"), and MTB Energy, Inc., a Missouri corporation ("MTB") (KLT and MTB are each hereinafter referred to individually as a "Member" and collectively as the "Members").

         WHEREAS, in connection with the distribution of all of the limited liability company interests of Custom Energy, L.L.C. (the "Company") by Custom Energy Holdings, L.L.C. ("Holdings") in exchange for certain of the limited liability company interests of Holdings, the Members now own all of the limited liability company interests of the Company; and

         WHEREAS, the Members desire to enter into this LLC Agreement and confirm this LLC Agreement as the limited liability company agreement of the Company; and

         WHEREAS, Environmental Lighting Concepts, Inc., held certain limited liability company interests in Holdings related to economic and voting interests in the Company which were cancelled in connection with said distribution, and is executing this LLC Agreement for the sole purpose of acknowledging that it does not have any direct or indirect ownership interest in the Company;

         NOW, THEREFORE, in consideration of the mutual covenants and benefits set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1
THE LIMITED LIABILITY COMPANY

         1.1     Formation of Limited Liability Company. The Certificate of Formation of the Company was filed in the office of the Secretary of State of Delaware pursuant to the Delaware Limited Liability Company Act (the "Delaware Act") on 8th day of December, 1999, and is hereby ratified by each of the Members.

         1.2     Registered Office and Agent. The address of the Company's registered office in the State of Delaware is located at 1013 Centre Road, Wilmington, Delaware 19805, or any other or additional place or places as the Members may determine from time to time, and the registered agent at such office is The Corporation Service Company.

         In the event the registered agent ceases to act as such for any reason or the registered office shall change, the Management Committee shall promptly designate a replacement registered agent or registered office as the case may be, and make the appropriate filings with the secretary of state. If the Management Committee shall fail to designate a replacement registered agent or registered office, as the case may be, then any one Member may designate a replacement registered agent or registered office and make the appropriate filings in the Office of the Secretary of State of Delaware.

         1.3     Purpose. The purpose and business of the Company shall be (i) to engage in the business of designing and installing energy efficient lighting systems and equipment in existing facilities, including commercial, industrial, retail, health care, municipal, governmental or school district facilities, (ii) to provide energy management services and energy audits, including consulting, contracting for installation of equipment and/or energy efficient measures, energy control devices, maintenance of energy related equipment and energy usage monitoring services, and (iii) to invest in business ventures which undertake such activities, and to do all other things which are reasonably incidental to the foregoing. The Company may transact any or all other lawful business for which a limited liability company may be organized under the Delaware Act upon the affirmative vote or consent of all of the representatives of the Management Committee of the Company specifically authorizing any such other lawful business.

         1.4     Principal Place of Business. The principal place of business of the Company shall be 9217 Cody, Overland Park, Kansas 66214, or at such other place or places within or without the State of Delaware as the Management Committee may designate from time to time.

         1.5     Property. All assets, including real and personal property owned and held by the Company shall be owned by the Company in the name of the Company and no Member or other Unit holder shall have any ownership interest in such property in its individual name or right. Each Member's and Unit holder's interest in the Company shall be personal property for all purposes. Any deed, bill of sale, mortgage, lease, contract of sale or other instrument purporting to convey or encumber any interest in the property of the Company shall be signed only as authorized by the affirmative vote or consent of the Management Committee as provided in this LLC Agreement.

         1.6     No State Law Partnership. The Members have formed the Company under the Delaware Act, and intend that the Company shall not be a partnership (including, without limitation, a limited partnership) or joint venture, that no Member or other Unit holder shall be a partner of, or a joint venturer with, any other Member or other Unit holder for any purpose, other than for United States federal and state tax purposes, and that this LLC Agreement shall not be construed to suggest otherwise.

         1.7     Limited Authority of Members. No Member or other Unit holder shall have any authority to bind the Company as to any matter except as expressly provided herein.

ARTICLE 2
DEFINITIONS

         2.1     Definitions. As used in this LLC Agreement:

                 (a)     "Affiliate" means, when used with reference to a specified Person, (i) any Person directly or indirectly controlling, controlled by or under common control with such specified Person, (ii) any Person owning or controlling 10 percent or more of the outstanding voting securities of such specified Person, and (iii) any officer, director or partner of such specified Person or of any Person specified in (i) or (ii) above. The term "Affiliate" shall not include any Person providing legal, accounting or other professional services to the Company solely on account of providing such services.

                 (b)     "Capital Account" means, with respect to any Member or other Unit holder, the Capital Account maintained for such Person in accordance with the following provisions:

                         (i)     To each Person's Capital Account there shall be credited such Person's Capital Contributions, such Person's distributive share of Net Profits and any items in the nature of income or gain which are specially allocated pursuant to Article 7 hereof, and the amount of any Company liabilities assumed by such Person or which are secured by any Property distributed to suchPerson.

                         (ii)    To each Person's Capital Account there shall be debited the amount of cash and the Gross Asset Value of any Property distributed to such Person pursuant to any provision of this LLC Agreement, such Person's distributive share of Net Losses and any items in the nature of expenses or losses which are specially allocated pursuant to Article 7 hereof, and the amount of any liabilities of such Person assumed by the Company or which are secured by any property contributed by such Person to the Company.

                         (iii)   In the event any interest in the Company is transferred in accordance with the terms of this LLC Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest.

                         (iv)    In determining the amount of any liability for purposes of Sections 2.1(b)(i) and 2.1(b)(ii) hereof, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

         The foregoing provisions and the other provisions of this LLC Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. In the event the Management Committee shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities which are secured by contributed or distributed property or which are assumed by the Company or the Members), are computed in order to comply with such Regulations, such modification shall be made, provided that it is not likely to have a material effect on the amounts distributable to any Member or other Unit holder. Adjustments and modifications also shall be made as are necessary or appropriate to maintain equality between the Capital Accounts and the amount of Company capital reflected on the Company's balance sheet, as computed for book purposes in accordance with Regulations Section 1.704-1(b)(2)(iv)(g).

                 (c)     "Capital Contribution" or "Capital Contributions" means, with respect to any Member, the amount of money and the Gross Asset Value of any property (other than money) contributed to the Company by such Member pursuant to the terms of this LLC Agreement.

                 (d)     "Common Unit" shall mean a Unit representing the common equity ownership interest of a Person in the Company's profits, losses and the distribution of cash or property and/or the Company's assets, and such Person's voting rights in the Company, as set forth in this LLC Agreement.

                 (e)     "Default Event" shall mean the occurrence of (i) any payment default with respect to the Preferred Units that has not been fully-cured (with interest on the amount of such payment then due through the date of payment at the Preferred Rate) within thirty (30) days after written notice of such default has been given to the Company by any holder of Preferred Units, (ii) with respect to any calendar quarter ending on or after March 31, 2004, the failure of the Management Committee, within twenty (20) days after the end of such calendar quarter, to declare that Preferred Return for such calendar quarter shall be payable with respect to the Preferred Units, that has not been fully-cured within five (5) days after written notice of such failure has been given to the Company by any holder of Preferred Units, (iii) any violation of Sections 3.11 or 3.12 hereof, (iv) any violation of Section 6.6 hereof that has not been fully-cured within ten (10) days after written notice of such default has been given to MTB by any Member, or (v) any material violation or breach of any other provision of this LLC Agreement by MTB (or any successor thereto), any Affiliate thereof, or any representative to the Management Committee appointed thereby, that has not been fully-cured within thirty (30) days after written notice of such default has been given to the Company by any Member. The violation or breach of any of the provisions of Article 7 or 8 hereof shall, for purposes of this definition, be deemed in all instances to be a material violation or default.

                 (f)     "Liquidation Value" shall mean the amount of $1.00 per Preferred Unit.

                 (g)     "Management Committee" shall mean the committee of the Company appointed by the Members and established pursuant to Section 3.1 of this LLC Agreement.

                 (h)     "Member" shall mean any Person executing this LLC Agreement from time to time and as otherwise admitted as a Member of the Company as provided in Section 10.1 of this LLC Agreement but excluding any such Person that no longer owns any Units.

                 (i)     "Net Profits" and "Net Losses" means, for each fiscal year, an amount equal to the Company's taxable income or loss attributable for such fiscal year, determined in accordance with Code Section 703(a) (for these purposes, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

                         (i)     Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this Section 2.1(i) shall be added to such taxable income or loss;

                         (ii)    Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this Section 2.1(i) shall be subtracted from such taxable income or loss;

                         (iii)   In the event the Gross Asset Value of any Company asset is adjusted pursuant to Section (e)(ii) or Section (e)(iii) of Exhibit B hereof, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Profits or Net Losses;

                         (iv)    Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

                         (v)     In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year, computed in accordance with (d) of Exhibit B hereof;

                         (vi)    To the extent an adjustment to the adjusted tax basis of any Company asset is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member's or other Units holder's interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Profits or Net Losses; and

                         (vii)   Notwithstanding any other provision of this Section 2.1(i), any items, which are specially allocated pursuant to Article 7 hereof, shall not be taken into account in computing Net Profits or Net Losses.

         The amounts of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to Article 7 hereof shall be determined by applying rules analogous to those set forth in Sections (e)(i) through (e)(iv) of Exhibit B.

                 (j)     "Percentage Interest" shall mean, with respect to any Member or other holder of Units, a percentage of total Common Units or Preferred Units, as applicable, equal to a fraction that has as its numerator the number of Common Units or Preferred Units, as applicable, owned by such Member or other holder of Units and as its denominator the total number of Common Units or Preferred Units, as applicable, owned by all Members and other holders of Units. Each Member's or other holder of Units' Percentage Interest of Common Units and Preferred Units, as applicable, shall be set forth on Exhibit A. Exhibit A shall be updated from time to time by the Chairman of the Management Committee to reflect the then current Unit ownership and Percentage Interests of each Member and other holder of Units.

                 (k)     "Person" shall include any individual, trust, estate, corporation, partnership, limited liability company, association or other entity.

                 (l)     "Preferred Rate" shall mean eight percent (8%) annually, or two percent (2%) per calendar quarter.

                 (m)     "Preferred Return" shall mean, to the extent that the Management Committee declares that Preferred Return shall be payable with respect to the Preferred Units for any calendar quarter, an aggregate amount equal to the rate of return which is the Preferred Rate per annum on the Remaining Liquidation Value and any balance in the Preferred Return Account. The Preferred Return shall not be cumulative and, thus, (i) the holders of the Preferred Units shall not be entitled to any Preferred Return with respect to any calendar quarter unless and until the Management Committee declares that Preferred Return shall be payable with respect to a calendar quarter, and (ii) in the event the Management Committee does not declare that Preferred Return shall be payable with respect to the Preferred Units for any calendar quarter, then no Preferred Return shall be payable with respect to such calendar quarter.

                 (n)     "Preferred Return Account" shall mean, with respect to each Preferred Unit holder, an amount, from time to time, equal to the amount of Preferred Return payable to such holder less the amount distributed to such holder pursuant to Section 8.1(a) of this LLC Agreement.

                 (o)     "Preferred Unit" shall mean a Unit representing the preferred equity ownership interest of a Person in the Company's profits, losses and the distribution of cash or property and/or the Company's assets, and such Person's voting rights in the Company, as set forth in this LLC Agreement.

                 (p)     "Proceeds" shall mean, with respect to any period, gross receipts received by the Company from all sources during such period, including, without limitation, all sales, other dispositions, and refinancing of the Company's property, but does not include Capital Contributions as provided for in Article 6 of this LLC Agreement.

                 (q)     "Remaining Liquidation Value" shall mean, with respect to a Preferred Unit, the Liquidation Value of such Unit less all prior distributions made by the Company with respect to such Unit pursuant to Section 8.1(c) of this LLC Agreement.

                 (r)     "Subsidiary" means, with respect to the Company, any Person of which securities or other ownership interests having ordinary voting power to elect at least a majority of the board of directors or other persons performing similar functions are at the same time directly owned or indirectly owned by the Company.

                 (s)     "Unit" shall mean a quantum of the economic and voting interest that has been issued by the Company and remains outstanding. Units include both Common Units and Preferred Units. The number of Units of each class held by each Member and other Unit owner, as applicable, shall be set forth on Exhibit A. Exhibit A shall be amended from time to time by the Chairman of the Management Committee to reflect the then current Unit ownership of the Members and other Unit owners.

         2.2     Other Definitional Provisions.

                 (a)      Exhibit B hereto contains definitions of certain additional terms used therein.

                 (b)     As used in this LLC Agreement, accounting terms not defined in this LLC Agreement shall have the respective meanings given to them under generally accepted accounting principles.

                 (c)     The words "hereof," "herein" and "hereunder" and words of similar import when used in this LLC Agreement shall refer to this LLC Agreement as a whole and not to any particular provision of this LLC Agreement, and Article, section, subsection, schedule and exhibit references are to this LLC Agreement unless otherwise specified.

                 (d)     Words of the masculine gender shall be deemed to include the feminine or neuter genders, and vice versa, where applicable.

                 (e)     Words of the singular number shall be deemed to include the plural number, and vice versa, where applicable.

ARTICLE 3
MANAGEMENT

         3.1     Management Committee. The business and affairs of the Company shall be controlled and managed by a Management Committee which, subject to the provisions and limitations contained in this LLC Agreement and any applicable law, shall have the power and authority to take, or cause to be taken, any and all actions necessary and proper to conduct the business affairs of the Company and carry out its duties as described in this LLC Agreement.

         The Management Committee shall consist of two (2) representatives, one (1) of whom shall be appointed by KLT, and one (1) of whom shall be appointed by MTB. In the event of the resignation or death of a representative, the vacancy shall be promptly filled by a nominee of the Member who appointed the departing representative. The appointment of each representative on the Management Committee subsequent to the initial representatives named this Section 3.1 shall be evidenced by an appointment, and acceptance of appointment, in a writing delivered to the Company by the Member entitled to appoint such representative. Each representative will serve on the Management Committee at the pleasure of the Member appointing him or her. The Management Committee shall, as of the date of this LLC Agreement, consist of Gregory J. Orman (appointed by KLT) and L. Tim Clemons (appointed by MTB).

         If a Member transfers all of its Units and the transferee thereof is admitted as a Member of the Company as provided in Section 10.1 of this LLC Agreement, then the transferee of such Units shall succeed to such Member's rights to appoint representatives to the Management Committee as provided in this Section 3.1. In the event a Member transfers its Units to more than one transferee, the transferring Member shall designate which of such transferees shall succeed to the such transferring Member's right to appoint representatives to the Management Committee.

         From and after the occurrence of a Default Event, (i) the representative of the Management Committee appointed by MTB automatically shall be deemed to have resigned from the Management Committee without any further act or deed, (ii) the Members holding the Preferred Units shall have the right to name both members of the Management Committee, and (iii) such members of the Management Committee named by the holders of the Preferred Units shall have exclusive voting and management control of the Company (subject to the rights of the Members under Section 3.11), including the right to hire or fire the Chief Executive Officer, without any liability whatsoever.

         3.2     Transactions with Members and Affiliates. The Company may enter into agreements with one or more Members or Affiliates of a Member to provide financing, leasing, management, legal, accounting, architectural, brokerage, development, or other services or to buy, sell, or lease assets to or from the

Company ("Affiliate Transactions") with a value of less than twenty-five thousand dollars ($25,000), provided that any such agreements and transactions shall be disclosed to the Management Committee and be at rates at least as favorable to the Company as those available from unaffiliated parties. Affiliate Transactions with a value of twenty-five thousand dollars ($25,000) or more shall require the express written consent of the disinterested representative of the Management Committee or, if there is no such disinterested representative, the Members. The validity of any transaction, agreement, or payment involving the Company and any Member or Affiliate of a Member otherwise permitted hereunder shall not be affected by reason of the relationship between such Person and the Company or any of its Members.

         3.3     Chairman and Other Officers. A representative on the Management Committee shall serve as the Chairman of the Management Committee and as Chief Executive Officer of the Company. The initial Chairman of the Management Committee and Chief Executive Officer of the Company shall be L. Tim Clemons. Thereafter, the Chairman of the Management Committee and the Chief Executive Officer shall be elected from time to time by the Management Committee. The Chief Executive Officer shall have those duties and responsibilities as are outlined in Section 3.13 hereof. The Company shall have such other officers as may be appointed by the Management Committee, or in the absence of such appointment, as designated by the Chairman of the Management Committee. The Chairman of the Management Committee shall preside at all meetings of the Management Committee, and shall have such other duties and responsibilities as may be assigned by the Management Committee from time to time.

         3.4     Meetings. The Management Committee shall have regular meetings on a quarterly basis within eight weeks after the end of each fiscal quarter. Regular and special meetings of the Management Committee may be called by either the Chairman of the Management Committee, or by another representative on the Management Committee, by written notice designating the time and place of the meeting sent to each representative not fewer than five (5) nor more than ten (10) days before the date of the meeting to the address of the Member appointing such representative. If no place is designated, then the meeting shall be held at the Company's principal place of business. If all of the representatives to the Management Committee meet at any time and place, the meeting shall be valid without call or notice and any lawful action may be taken at such meeting.

         3.5     Quorum.  The presence of two (2) representatives of the Management Committee shall constitute a quorum at any duly called meeting of the Management Committee.

         3.6     Voting.  Each representative on the Management Committee shall be entitled to a vote upon each matter submitted or required to be submitted to a vote at a meeting of the Management Committee in an amount equal to (a) prior to the occurrence of a Default Event, the number of Common Units held by the Member who appointed such representative on the Management Committee, and (b) from and after the occurrence of a Default Event, the number of Preferred Units held by the Members who appointed such representative on the Management Committee. An affirmative vote of a majority of the Units voted by the representatives shall be required to approve the action to be taken by the Management Committee.

         3.7     Action without a Meeting.  Any action which is required or permitted to be taken at a meeting of the Management Committee may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the actions so taken, is signed by each of the representatives to the Management Committee and filed with the Company.

         3.8     Telephone Meetings. Representatives of the Management Committee may participate in a meeting of the Management Committee by means of conference telephone or other similar communication equipment whereby all persons participating in the meeting can hear each other. Participation in the meeting in this manner constitutes presence in person at the meeting.

         3.9     Waiver of Notice. Whenever any notice is required to be given to any representative to the Management Committee, a waiver of the notice in writing signed by the person entitled to the notice, whether before, at or after the time stated therein, and delivered to the Company for inclusion in the minutes or filing with the Company's records, shall be deemed equivalent to the giving of such notice.

         3.10    Salary and Expenses. Representatives serving on the Management Committee, as such, shall not receive any stated salary for their services on the Management Committee, but by written resolution adopted by all of the representatives of the Management Committee may receive reimbursement of expenses of attendance at each meeting of the Management Committee.

         3.11    Powers of Members. The Company shall be prohibited from taking any of the following actions without the prior express consent of (i) the Members and other holders of Common Units holding at least 90% of the total number of Common Units, and (ii) the Members and other holders of Preferred Units holding at least 90% of the total number of Preferred Units; provided, however, that the Company shall be prohibited from taking any action under clause (a) of this Section 3.11 without the prior express consent of all Members and other holders of Common Units and Preferred Units; further provided, however, that from and after the occurrence of a Default Event, the Company shall be permitted to take those actions under clause (c), (d) and (g) of this Section 3.11 upon the prior express unanimous consent of only those Members holding the Preferred Units:

                 (a)     Amending this LLC Agreement or issuing any additional Preferred Units;

                 (b)     Taking any action or failing to take any action in contravention of this LLC Agreement;

                 (c)     Merging or consolidating or agreeing to merge or consolidate the Company with or into any other entity, where the Company shall not be the surviving entity;

                 (d)      Selling, exchanging, leasing, mortgaging, pledging or otherwise disposing of all or a substantial portion of the property and assets of the Company in a single transaction or series of related transactions;

                 (e)      Filing any registration statement (other than a Form S-8) or any amendments thereto with the Securities and Exchange Commission ("SEC") registering any of the Units or other securities of the Company or file or prepare a prospectus in accordance with Rule 424(b) as promulgated by the SEC;

                 (f)      Making or causing the Company to become a party to any contract or commitment, or renew, extend, amend or modify any contract or commitment, with a Member or an Affiliate of a Member, except as expressly permitted by this LLC Agreement;

                 (g)     Dissolving and winding up the business of the Company or the taking of any corporate or other action by or on behalf of the Company in furtherance of the foregoing (except as contemplated in Section 3.12);

                 (h)     Requiring additional Capital Contributions or modifying a Member's obligation to make a Capital Contribution (except as provided in Article 6 of this LLC Agreement);

                 (i)     Assuming, incurring, or guarantying or becoming liable for any indebtedness or borrowed money on behalf of the Company if such indebtedness or borrowed money is recourse to any of the Members;

                 (j)     Increasing the salary of an Affiliate of any Member, except as otherwise contemplated by this LLC Agreement;

                 (k)     Making any distributions to the Members, except as otherwise provided in or contemplated by this LLC Agreement; or

                 (l)     Making any capital investments with respect to any "own and operate" projects of the Company.

         3.12     Powers of the Management Committee. Without limiting any applicable requirement for consent of the Members pursuant to Section 3.11 above, the Company shall be prohibited from taking any of the following actions without the prior express consent of the Management Committee, and the Management Committee shall have the power and authority to do, or cause the Company to do, the following actions; provided, however, that in the event that any of the following would alter the priority of the Preferred Units, dilute or diminish the economic or voting rights of the Preferred Units, or otherwise circumvent the intent and spirit of the rights, privileges and protections afforded the holders of the Preferred Units in any material respect, then the following actions shall, in addition to the approval of the Management Committee, also require the prior express unanimous consent of the Members holding the Preferred Units:

                 (a)     Merging or consolidating or agreeing to merge or consolidate the Company with or into any other entity where the Company shall be the surviving entity;

                 (b)     Making an acquisition of, or investment in, any business enterprise or venture;

                 (c)     Assuming, incurring or guarantying or becoming liable for any indebtedness or borrowed money on behalf of the Company;

                 (d)     Taking such other actions specified in this LLC Agreement as requiring the consent or approval of the Management Committee;

                 (e)     Effecting the partition any assets of the Company or distributing any assets of the Company (except as otherwise provided in this LLC Agreement);

                 (f)     Admitting any substitute or additional Members (except as otherwise provided in this LLC Agreement), including without limitation the approval of a proposed Transfer as contemplated by Section 9.2;

                 (g)     Selling, assigning or transferring Units or any other equity interest in the Company, except as otherwise expressly permitted by this LLC Agreement; or

                 (h)     Adopting all operating and other budgets of the Company;

                 (i)     Making any non-budgeted expenditure;

                 (j)     Declaring that the Preferred Return shall be payable with respect to the Preferred Units for any calendar quarter;

                 (k)     Making any distributions to the Members in accordance with the provisions of this LLC Agreement; or

                 (l)     Engaging in any activity or entering into any contract that is not in the ordinary course of business, or transacting any business other than that which is consistent with the purpose and business of the Company as described in Section 1.3 of this LLC Agreement.

         3.13    Duties and Authority of Chief Executive Officer. The Chief Executive Officer shall be responsible for the management of the day to day business and affairs of the Company and as otherwise directed by the Management Committee from time to time. Any decision or act of the Chief Executive Officer within the scope of the Chief Executive Officer's authority granted hereunder shall control and bind the Company. The Chief Executive Officer may, at his sole discretion, delegate his duties and responsibilities hereunder to other officers of the Company. Except as set forth in Sections 3.11 and 3.12 above, the Chief Executive Officer shall have the power and authority to do, or to cause the Company to do, the following, without the consent of the Members or the Management Committee:

                 (a)     Control of the day-to-day operations of the Company;

                 (b)     Carry out and effect all directions of the Management Committee;

                 (c)     Provide for the accounting function for the Company;

                 (d)     Apply for and obtain all appropriate insurance coverage;

                 (e)     Manage the temporary investment of the Company's funds and short-term investments providing for appropriate safety of principal;

                 (f)     Engage in any kind of activity and perform and carry out all contracts of any kind necessary to, in connection with or incidental to the accomplishment of the purposes and business of the Company, so long as said activities and contracts are in the ordinary course of business;

                 (g)     Negotiate, execute and perform all agreements, and exercise all rights and remedies of the Company in connection with the foregoing; and

                 (h)     Provide quarterly and annual operating and financial reports to the Management Committee.

         3.14    Removal or Resignation of Chief Executive Officer. The Management Committee may remove and replace the Chief Executive Officer, in its sole and absolute discretion if, at any time or from time to time, it becomes dissatisfied with the Chief Executive Officer's performance under this LLC Agreement (regardless of whether such dissatisfaction shall constitute legal "cause" for termination).

         The Chief Executive Officer of the Company may resign at any time by giving sixty (60) days advance written notice to each of the representatives to the Management Committee. The resignation of a Chief Executive Officer shall take effect sixty (60) days from the date of the notice or at such later time as shall be specified in the notice and, unless otherwise specified in the notice, the acceptance of the resignation shall not be necessary to make it effective.

         The removal or resignation of an individual who is also a Member from the office of Chief Executive Officer shall not affect such individual's status or rights as a Member.

         3.15    Compensation of Chief Executive Officer; Executive Incentive Compensation Plan. The compensation of the Chief Executive Officer shall be fixed from time to time by the Management Committee, and no Chief Executive Officer shall be prevented from receiving any such compensation because the Chief Executive Officer is also a Member of the Company. Tim L. Clemons will continue as the Chief Executive Officer of the Company, and shall be paid an annual salary and car allowance, effective as of the date of this LLC Agreement, of $125,000 and $7,000, respectively. Dayton Hahs will continue as the President and Chief Operating Officer of the Company, and shall be paid an annual salary and car allowance, effective as of the date of this LLC Agreement of $125,000 and $7,000, respectively. Mr. Clemons' and Mr. Hahs' salary also shall be reviewed on at least an annual basis from the then most recent salary adjustment.

         In addition, the Company shall establish an incentive compensation plan for the benefit of the Company's executive officers, including Mr. Clemons and Mr. Hahs. The plan shall provide for payment of ten percent (10%) of net income (exclusive of gains from extraordinary items and other items outside the ordinary course of business) in excess of $500,000 to the executive officers, subject to a maximum annual payout under the plan of $250,000. The specific terms of such plan will be as unanimously approved by the representatives of the Management Committee.

         3.16    Restrictions on the Members. No Member individually shall have the authority to do any binding act on behalf of the Company without the approval of the Members as provided in this LLC Agreement.

ARTICLE 4
RIGHTS AND OBLIGATIONS OF MEMBERS

         4.1     Limitation of Liability. Each Member's liability shall be limited as set forth in this LLC Agreement, the Delaware Act and other applicable law.

         4.2     Company Liabilities. A Member will not be personally liable for any debts or losses of the Company beyond the Member's respective Capital Contributions and any obligation of the Members to make additional Capital Contributions as provided in this LLC Agreement, except as required by law.

         4.3     Priority and Return of Capital. Except as otherwise expressly provided in this LLC Agreement, no Member shall have priority over any other Member, either for the return of Capital Contributions or for Net Profits, Net Losses or distributions; provided that this Section shall not apply to loans (as distinguished from Capital Contributions) which a Member has made to the Company.

         4.4     Liability of a Member to the Company. A Member who rightfully receives a return in whole or in part of its Capital Contribution is liable to the Company only to the extent now or hereafter provided by the Delaware Act.

         4.5     Independent Activities. Except as may otherwise be agreed upon in writing between the Company and a Member, each Member shall be required to devote only such time to the affairs of the Company as such Member determines in its sole discretion, and each such Member shall be free to serve any other Person in any capacity that it may deem appropriate in its discretion; provided, however, that no Member shall either directly or indirectly engage in any activities which in any way concern or are related to the license, sale, provision, use or marketing of products, services or activities which are licensed, sold, provided, used or marketed by the Company or its Subsidiaries, or which activities otherwise are competitive with the Company or its Subsidiaries or otherwise, without first acquiring the written approval of each of the representatives of the Management Committee not appointed by the Member requesting or requiring such approval.

ARTICLE 5
MEETINGS OF MEMBERS

         5.1     Annual Meeting. The annual meeting of the Members shall be held on the second Tuesday in April or at such other time as shall be determined by the Members for the purpose of the transaction of such business as may come before the meeting. The matters requiring the consent of the Members are set forth in Section 3.11.

         5.2     Special Meetings. Special meetings of the Members, for any purpose or purposes, unless otherwise prescribed by statute, may be called by any Member.

         5.3     Place of Meetings. The Members may designate any place, either within or outside the state of Delaware, as the place of meeting for any meetings of the Members. If no designation is made, or if a special meeting be otherwise called, the place of meeting shall be the principal place of business of the Company.

         5.4     Notice of Meetings. Except as provided in Section 5.5 below, for any annual meeting held at such time as provided in Section 5.1 above, and for all special meetings, written notice stating the place, day, and hours of the meeting and the purpose or purposes for which the meeting is called shall be delivered not fewer than ten (10) nor more than sixty (60) days before the date of the meeting, either personally or by mail, by or at the direction of the Members calling the meeting, to each Member entitled to vote at the meeting. If mailed, the notice shall be deemed to be delivered two (2) calendar days after being deposited in the United States mail, addressed to the Member at the Member's address as it appears on the books of the Company, with postage thereon prepaid.

         5.5     Meeting of all Members. If all of the Members shall meet at any time and place, either within or outside of the state of Delaware, and consent to the holding of a meeting at that time and place, the meeting shall be valid without call or notice, and at the meeting lawful action may be taken.

         5.6     Record Date. For the purpose of determining Members entitled to notice of or to vote at any meeting of Members or any adjourned meeting, the date on which notice of the meeting is mailed shall be the record date for the determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Section, the determination shall apply to any adjourned meeting.

         5.7     Quorum. Members holding a majority in interest of the outstanding Units, represented in person or by proxy, shall constitute a quorum at any meeting of Members; provided, however, that from and after the occurrence of a Default Event, Members holding a majority in interest of the Preferred Units, represented in person or by proxy, shall constitute a quorum at any meeting of Members. In the absence of a quorum at any meeting of Members, the Members represented may adjourn the meeting from time to time for a period not to exceed sixty (60) days without further notice. However, if the adjournment is for more than sixty (60) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each Member of record entitled to vote at the meeting. At any adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed.

         5.8     Voting. If a quorum is present, the affirmative vote of Members holding a majority of the outstanding Units shall be the act of the Members, unless the vote of a greater proportion or number is required by this LLC Agreement, the Company's Certificate of Formation or the Delaware Act. Unless otherwise expressly provided in this LLC Agreement or required under applicable law, Members who have an interest (economic or otherwise) in the outcome of any particular matter upon which the Members vote or consent shall be counted in the determination of whether the requisite matter was approved by the Members.

         5.9     Proxies. At all meetings of Members a Member may vote in person or by proxy executed in writing by the Member or a duly authorized attorney-in-fact. The proxy shall be delivered to any one (1) or more of the remaining Members before or at the time of the meeting. No proxy shall be valid after three (3) years from the date of its execution, unless otherwise provided in the proxy.

         5.10    Action by Members without a Meeting. Any action required or permitted to be taken at a meeting of Members may be taken without a meeting if the action is evidenced by one or more counterparts of a written consent describing the action taken and signed by each Member entitled to vote, which consent shall be included in the minutes or filed with the Company records. Action taken under this Section is effective when all Members entitled to vote have signed the consent, unless the consent specifies a different effective date. The record date for determining Members entitled to take action without a meeting shall be the date the first Member signs a written consent.

         5.11    Waiver of Notice. When any notice is required to be given to any Member, a waiver of the notice in writing signed by the person entitled to the notice, whether before, at, or after the given time stated therein, and delivered to the Company for inclusion in the minutes or filing with the Company records, shall be equivalent to the giving of the notice. A Member's attendance at any meeting shall constitute a waiver: (i) to lack of notice or defective notice of the meeting, unless the Member at the beginning of the meeting objects to the holding of the meeting or transacting business at the meeting; and (ii) to consideration of a particular matter at the meeting that is not within the purpose or purposes described in the meeting notice, unless such person objects to considering the matter when it is presented.

         5.12    Chairperson of Meeting; Designation of Authorized Representatives. Each meeting of Members shall be conducted by the Chairman or such other Person as the Chairman may appoint pursuant to such rules for the conduct of the meeting as the Chairman or such other Person deems appropriate. Each Member shall designate to the Chairman, in writing, one (1) authorized representative of the Member who will vote or consent on all matters under this LLC Agreement for such Member. Such designation will continue until revoked in writing. Within thirty (30) days of the execution of this LLC Agreement, the Members shall designate their initial authorized representative.

ARTICLE 6
CAPITAL CONTRIBUTIONS

         6.1     Capital Accounts. A Capital Account shall be maintained for each Member or other holder of Units as provided in Section 2.1(b) above. The initial balance of the Capital Account as of the effective date of this LLC Agreement shall be set forth on Exhibit A, attached hereto. The number of Preferred Units and Common Units of each Member or other holder of Units shall be as also set forth in Exhibit A. No Member or other holder of Units shall have any interest or rights in the capital contributed by any other Member.

         6.2     Additional Capital Contributions. The Members recognize that the Company may require additional capital from time to time in order to accomplish the purposes and the business for which the Company is formed. If, by unanimous consent, the Management Committee determines in good faith that additional Capital Contributions are necessary for the operation of the Company or its Subsidiaries, each Member shall within thirty (30) days of such vote or consent contribute its respective share of the additional Capital Contributions in exchange for newly-issued Common Units as determined by the Management Committee, which share shall be determined on a pro rata basis with reference to such Member's proportionate share of Common Units outstanding immediately prior to such additional Capital Contribution. The Chairman shall make a determination of each Member's additional Capital Contribution obligation and provide notice, including the amount required to be contributed by such Member and the date on which such contribution is due, to each Member within ten (10) days of such vote or consent of the call for such additional Capital Contribution. Unless otherwise determined by the affirmative vote or consent of the Management Committee, all such additional Capital Contributions shall be made in cash. No voluntary additional Capital Contributions shall be made by any Member absent the affirmative vote or consent of the Management Committee.

         6.3     Interest and Other Amounts. No Member or other Unit holder shall receive any interest, salary, or drawing with respect to its Capital Contributions or its Units or for services rendered to or on behalf of the Company or otherwise in its capacity as a Member or other Unit holder, except as otherwise provided in this LLC Agreement or other agreement approved and ratified by all of the Members between the Company and such Member.

         6.4     Withdrawal of Capital Contribution. Except as otherwise provided in this LLC Agreement, the affirmative vote or consent of all of the Members shall be required to modify, compromise or release the amount and/or character of a Member's Capital Contribution, or any promise made by a Member as consideration for the acquisition of an interest in the Company. Under circumstances requiring the return of any Capital Contribution, no Member shall have the right to receive any property of the Company, other than cash, except as may be specifically provided herein.

         6.5     Loans of Members. A Member may loan cash or other property to the Company, should additional funds be required, upon such terms as all of the Members shall agree by affirmative vote or consent. Loans by any Member to the Company shall not be considered as contributions to the capital of the Company. Except as otherwise provided in this LLC Agreement, none of the Members shall be obligated to make any loan or advance to the Company.

         6.6     Capital Support Obligation. On or before July 31, 2002, MTB, MTB's owners or any combination thereof shall either, at MTB's election, (a) make an additional Capital Contribution of $1 million, or (b) provide guaranties or such other additional credit support to the Company that affords the Company an incremental $1 million of borrowing capacity on an ongoing basis. If, and to the extent, the amount is made through a Capital Contribution, the Capital Account of the contributing person shall be credited in an amount equal to the amount contributed. Such contribution shall not result in the issuance of any additional Units or alter the respective Percentage Interests of the Members. If, and to the extent, the amount is made through a guarantee, such guarantee shall be made without any compensation to the party making such guarantee. If MTB elects to provide guaranties or other additional credit support pursuant to clause (b) above, MTB's obligation under this Section 6.6 to continue to provide such guaranties or other additional credit support shall terminate immediately upon the termination of KLT's commitment to guaranty or otherwise support bonds as provided in Section 6.7.

         6.7     Company Bonds. In the event that all existing bond obligations of the Company for the benefit of the State of Maryland that are guaranteed or otherwise supported by KLT are released, KLT commits to guaranty or otherwise provide the necessary support for up to $12 million of bonds. This commitment shall be for bonds issued within one year after the date of this LLC Agreement, with any extension of this commitment being made in KLT's sole discretion. KLT shall have underwriting rights regarding all proposed bonded projects and, thus, no such bonds shall be issued without the prior written consent of KLT. In the event a bond is issued that is guaranteed or otherwise supported by KLT, the Company shall pay KLT an upfront annual fee equal to 85 basis points of the face amount of the bond. In the event that a bond is issued that (i) is guaranteed or otherwise supported by MTB or the owners of MTB, and (ii) is not guaranteed or otherwise supported by KLT, the Company shall pay MTB or the owners of MTB, as the case may be, an upfront annual fee equal to 85 basis points of the face amount of the bond.

ARTICLE 7
ALLOCATIONS

         7.1     Gross Income, Net Profits and Net Losses. After giving effect to the special allocations set forth in this Article 7, gross income, Net Profits and Net Losses as determined after taking into account allocations for gross income pursuant to subsection (a) below for any fiscal year shall be allocated to the Members and other holders of Units as follows:

                 (a)     Gross Income Allocation. The Company shall allocate gross income to the holders of the Preferred Units in an amount equal to the amount of Preferred Return paid in cash during such year and during any prior year (to the extent that gross income had not previously been allocated pursuant to this Section 7.1(a)), including amounts of Preferred Return accrued for prior years and reflected in the Preferred Return Account.

                 (b)     Net Profits. Net Profits for any fiscal year shall be allocated among the Members and other Unit owners as follows and in the following order of priority:

                         (i)     First, to the holders of Common Units, in an amount equal to the Net Loss allocated to such holders pursuant to Section 7.1(c)(iii) (and not previously offset by this Section 7.1(b)(i)), in proportion to their respective number of Common Units;

                         (ii)    Next, to the holders of the Preferred Units, in an amount equal to the Net Loss allocated to such holders pursuant to Section 7.1(c)(ii) (and not previously offset by this Section 7.1(b)(ii)), in proportion to the Net Loss allocated pursuant to such Section 7.1(c)(ii);

                         (iii)   Next, to the holders of Common Units, in an amount equal to the Net Loss allocated to such holders pursuant to Section 7.1(c)(i) (and not previously offset by this Section 7.1(b)(iii)), in proportion to the Net Loss allocated pursuant to such Section 7.1(c)(i);

                         (iv)    Then, to the holders of Common Units, in proportion to their respective number of Common Units.

                 (c)     Net Losses. Net Losses for any fiscal year shall be allocated among the Members and other Unit owners as follows and in the following order of priority:

                         (i)     First, to the holders of Common Units, to the extent of their positive Capital Account balances, in proportion to their respective number of Common Units;

                         (ii)    Next, to the holders of the Preferred Units, to the extent of their respective Remaining Liquidation Values, in proportion to their respective amounts of Remaining Liquidation Value;

                         (iii)   Then, to the holders of Common Units, in proportion to their respective number of Common Units.

         7.2     Special Allocations. Notwithstanding the prior allocation provisions, the special allocations set forth in Exhibit B shall be made in the order set forth therein.

ARTICLE 8
ACCOUNTING, DISTRIBUTIONS AND TAXES

         8.1     Distribution of Cash.  Within forty-five (45) days after the close of each quarter of each fiscal year, or more frequently upon the affirmative vote or consent of the Management Committee, cash shall be distributed to the Members and other Unit owners as follows:

                 (a)     First, to each holder of Preferred Units, an amount equal to any balance in such holder's Preferred Return Account;

                 (b)     Next, an amount equal to 45% of the Net Profits with respect to such period (and prior periods if not previously distributed), if any, to the holders of Common Units in proportion to their respective number of Common Units (provided, however, that for purposes of this Section 8.1(b), Net Profits shall be reduced by Net Losses of prior periods which commence on and after the date of this LLC Agreement to the extent that such Net Losses previously have not been taken into account in reducing the amount of distributions computed pursuant to this Section 8.1(b));

                 (c)     Next, an amount to the holders of Preferred Units in an amount equal to the Remaining Liquidation Value for each such Preferred Unit, payment of which will result in the redemption and cancellation of such Units;

                 (d)     Then, to the holders of Common Units in proportion to their respective number of Common Units.

         Without limiting the foregoing, the Company shall redeem all outstanding Preferred Units, by payment of the Remaining Liquidation Value for all such Preferred Unit and payment of any balance in the Preferred Return Account attributable thereto, on or before June 30, 2007.

         Further, notwithstanding the foregoing, (i) distributions shall be made only to the extent the Management Committee determines that the Company has adequate available cash, and (ii) no distributions shall be made unless, after distribution is made, the assets of the Company are in excess of the liabilities of the Company, except amounts payable to Members on account of Capital Contributions.

         8.2     Other Distributions. Notwithstanding Section 8.1, the Company shall redeem (by payment of the Remaining Liquidation Value of and the balance in the Preferred Return Account attributable thereto) the Preferred Units in the amounts set forth below promptly after the occurrence of the events therein stated as follows:

                 (a)     In the event over $3 million is recovered by the Company through sale, settlement or refinance in connection with the TXU rebate receivables, then Preferred Units shall be redeemed to the extent of 25% of the recovery in excess of $3 million, and

                 (b)     In the event over $2.5 million is recovered by the Company through sale by the Company, settlement or refinance in connection with the PSE&G rebate receivables, then Preferred Units shall be redeemed to the extent of 25% of the recovery in excess of $2.5 million.

         8.3     Accounting. The fiscal and tax year of the Company shall be the calendar year. For tax purposes, the records of the Company shall be maintained on an accrual method of accounting. The books of account of the Company shall be kept and maintained at all times at the principal place of business of the Company or such other location as determined by the Management Committee. Each Member shall have the right at all reasonable times during usual business hours to audit, examine and make copies of or extracts from the books of account of the Company, and a list of the names and addresses of all of the Members. Such right may be exercised through any agent of such Member. Each Member shall bear all expenses incurred in any examination made for its account.

         As soon as reasonably practicable after the end of each calendar month, the Chief Executive Officer shall furnish each Member with an interim unaudited balance sheet of the Company as of the last day of such calendar month, an unaudited statement of profit or loss of the Company for such calendar month, and an unaudited statement of cash receipts and disbursements for such calendar month, each prepared in accordance with generally accepted accounting principles. As soon as reasonably practicable after the end of each fiscal and tax year, the Chief Executive Officer shall furnish each Member with: (i) a balance sheet of the Company as of the last day of such fiscal or tax year, a statement of profit or loss of the Company for such year, and a statement of cash receipts and disbursements, each prepared in accordance with generally accepted accounting principles and audited by the Company's independent certified public accountants; and (ii) a copy of the federal income tax return (if applicable) of the Company.

         8.4     Tax Elections. Upon the affirmative vote or consent of the Management Committee, the Tax Matters Partner (as defined below) shall make any tax election for the Company allowed under the Internal Revenue Code of 1986, as amended; provided, however, that upon the request of a transferring or distributing Member (of LLC property), the Tax Matters Partner shall make an election to cause the basis of Company property to be adjusted for federal income tax purposes as provided by Section 734 and 743 of the Internal Revenue Code of 1986, as amended, pursuant to such transfer of a Unit or the death of or distribution of property to such Member provided further however, that the requesting Member shall reimburse the Company for all incremental reporting costs associated therewith.

         8.5     Tax Matters Partner. MTB is hereby designated as the "Tax Matters Partner" of the Company pursuant to applicable provisions of the Internal Revenue Code of 1986, as amended, and the regulations thereunder. If MTB ceases to be a Member, its status as Tax Matters Partner shall cease, and a successor Tax Matters Partner shall be as chosen by the affirmative unanimous vote or consent of the Members.

ARTICLE 9
RESTRICTIONS ON TRANSFER

         9.1     General.

                 (a)     Except as otherwise specifically provided in this LLC Agreement (including but not limited to Section 9.3), a Member shall not have the right without the affirmative vote or consent of the Management Committee to sell, assign, encumber, pledge, hypothecate, transfer, exchange, distribute or otherwise transfer for consideration, gift, bequeath, distribute or otherwise transfer for no consideration (whether or not by operation of law, except in the case of bankruptcy) (each such action a "Transfer") all or part of its Units, except for transfers of Units from one Member to another Member and transfers of Units from one Member to any Person directly or indirectly controlling, controlled by or under common control with such Member. The transfer of the Units of a Bankrupt Member (as defined below) shall be governed by Sections 11.3 and 11.4 below. Any purported Transfer of Units or any other interest in the Company in contravention of this LLC Agreement shall be null and void and of no force or effect.

                 (b)     Subject to the provisions of Section 9.1(a) above and except as otherwise permitted pursuant to this Section 9, all Transfers shall also be subject to the following rules and conditions: (i) the Transfer shall be in compliance with all applicable federal and state securities laws; (ii) the Transfer shall not result in the Company being required to register as an investment company under the Investment Company Act of 1940, as amended, or any regulations promulgated thereunder; and (iii) if the Transfer is to a Person or entity that is not a Member or an Affiliate of any Member, such Transfer shall be subject to the provisions of Section 9.3.

         9.2     Transferee Not a Member in Absence of Consent. Notwithstanding anything contained in this LLC Agreement to the contrary, and except for those transfers permitted under Section 9.1 hereof, if the Management Committee does not by affirmative vote or consent approve of the proposed Transfer of a Member's Units to a transferee or donee who is not a Member immediately before the Transfer and the admission of such transferee as a Member as provided in Article 10 below, the proposed transferee or donee shall have no right to participate in the management of the business and affairs of the Company, including, without limitation, any rights to appoint representatives to the Management Committee, or to become a Member. Furthermore, except as agreed upon by the Management Committee or as otherwise provided in this LLC Agreement or the Delaware Act, upon a Member's transfer of all of its Units, such Member's rights to participate in the management and affairs of the Company, including, without limitation, its voting rights, and any rights to appoint representatives to the Management Committee, shall cease.

         9.3     Right of First Offer.

                 (a)     Notwithstanding anything herein to the contrary (including but not limited to Section 9.1(a)), if any Member (the "Transferring Member") intends to transfer all or a portion of its Units (the "Sale Interest") to any Person or entity who is not a Member or Affiliate of any Member of the Company (a "Third Party"), the Transferring Member shall give written notice (the "Transfer Notice") to the other Members (the "Non-Transferring Members") of such intention. The Transfer Notice, in addition to stating the fact of the intention to transfer, shall set forth: (i) the amount of Units proposed to be transferred; (ii) the name and address of the Third Party; (iii) the proposed amount of consideration and terms and conditions of payment offered by the Third Party; and (iv) that the Third Party has been informed of the Transfer Notice provided for in this Section 9.3. Each of the Non-Transferring Members may, within thirty (30) days of its receipt of a Transfer Notice, exercise an option to purchase its pro-rata portion of the Units intended to be transferred by the Transferring Member as indicated in the Transfer Notice. Each of the Non-Transferring Members must exercise its option to purchase its pro-rata portion of the Units on the terms of the Transfer Notice or the option granted hereunder to the Non-Transferring Members shall be forfeited. The Non-Transferring Member(s), if any, shall exercise its or their, as the case may be, option by delivering written notice (the "Acceptance Notice") to the Transferring Member within the time period specified above.

                 (b)     The purchase price for the Sale Interest purchased pursuant to this Section 9.3 shall be as set forth in the Transfer Notice. The closing of the sale and purchase shall take place within sixty (60) days after the delivery to the Transferring Member of the Acceptance Notice.

                 (c)     If any of the Non-Transferring Members fails to exercise its respective option to purchase its pro-rata interest of the Sale Interest pursuant to Section 9.3(a) above, then the Transferring Member may transfer the Sale Interest according to the terms of the Transfer Notice at any time within one hundred eighty (180) days after the expiration of the thirty (30) day period specified in Section 9.3(a) above. Such transfer shall not require consent pursuant to Section 9.1(a), but shall be subject to all other terms, covenants and conditions of this LLC Agreement.

ARTICLE 10
ADMISSION OF SUCCESSOR MEMBERS OR NEW MEMBERS

         10.1    Admission of Successor Members or New Members. A Person, including a transferee or donee of a Member, shall be deemed admitted as a Member of the Company only upon the satisfactory completion of the following:

                 (a)     Except for those Transfers permitted pursuant to Section 9.1(a), the Management Committee shall have consented to the admission of the Person as a Member of the Company and, in the case of a new Member (rather than a transferee of Units from an existing Member), the Management Committee shall have consented to the amount and character of the proposed Capital Contribution of such new Member.

                 (b)     The Person shall have accepted and agreed to be bound by the terms and provisions of this LLC Agreement and such other documents or instruments as the Management Committee may require.

                 (c)     The Person shall have executed a counterpart of this LLC Agreement to evidence the consents and agreements above, and any changes in the Certificate of Formation of the Company and this LLC Agreement shall have been executed and filed as deemed necessary by the Management Committee.

                 (d)     If the Person is a corporation, partnership, limited liability company, trust, association or other entity, the Person shall have provided the Management Committee with evidence satisfactory to counsel for the Company of its authority to become a Member under the terms and provisions of this LLC Agreement.

                 (e)     If required by the Management Committee, counsel for the Company or a qualified counsel for the transferee or donee or new Member, which counsel shall have been approved of by the Members, shall have rendered an opinion to the Members that the admission of the Person as a Member is in conformity with the Delaware Act and that none of the actions in connection with the admission will cause the termination or dissolution of the Company or will adversely affect its classification as a partnership for federal and state income tax purposes.

                 (f)     The Person, as required by the Management Committee, shall have paid all reasonable legal fees of the Company and the Members and filing costs in connection with its admission as a Member.

         10.2     Financial Adjustments. No new Members shall be entitled to any retroactive allocation of losses, income, or expense deductions incurred by the Company. The Company shall, at its option, at the time a Member is admitted, do one of the following (i) close the Company's books (as though the Company's tax year had ended) or (ii) make pro rata allocations of loss, income, and expense deductions to a new Member for that portion of the Company's tax year in which a Member was admitted in accordance with the provisions of Section 706 of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder.

ARTICLE 11
TERM. TERMINATION. AND DISTRIBUTION UPON LIQUIDATION

         11.1    Term. The term of the Company commenced on the date the Certificate of Formation for the Company is filed in the Office of the Delaware Secretary of State in accordance with the Delaware Act and shall continue until June 30, 2049, unless earlier dissolved by the unanimous written consent of all of the Members, or the provisions of the Certificate of Formation, this LLC Agreement or the Delaware Act.

         11.2    Withdrawal of a Member. No Member may withdraw, retire or resign from the Company.

         11.3    Bankruptcy of a Member. A "Bankrupt Member" shall mean any Member or other Unit owner who:

                 (a)     makes an assignment for the benefit of its creditors;

                 (b)     files a voluntary petition in bankruptcy;

                 (c)     files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation or files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of such nature;

                 (d)     seeks, consents or acquiesces in the appointment of a trustee, receiver or liquidator of the Member or of all or any substantial part of its property; or

                 (e)     is the subject of any proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation, and one hundred twenty (120) days after commencement of such proceeding, the proceeding has not been dismissed; or without the Members' consent or acquiescence has had a trustee, receiver or liquidator appointed for itself or for a substantial part of its property and the appointment is not vacated or stayed, or within ninety (90) days after the expiration of any such stay, the appointment is not vacated.

         11.4    Option to Purchase. The remaining Members shall have the option to purchase the Units of a Bankrupt Member for the purchase price determined as follows: (a) with respect to Common Units, the purchase price per Common Unit shall be equal to the per Common Unit "net book value," which shall be equal to (i) the value of the Company's assets, net of the Company's debts, liabilities and obligations, minus (ii) the Remaining Liquidation Value of the Preferred Units plus the balance in the Preferred Return Accounts, and (b) with respect to Preferred Units, the purchase price per Preferred Unit shall equal the Remaining Liquidation Value of the Preferred Units held by the Bankrupt Member plus the balance in the Bankrupt Member's Preferred Return Account. Such consideration shall be paid by the remaining Members in cash at a closing to be held within thirty (30) days of the date such purchase price is determined at such time and place as designated by the remaining Members. For purposes of this determination, the value of the Company's assets, other than cash, certificates of deposit and other instruments the value of which are readily ascertainable, shall be determined with reference to the fair market value of such assets as determined by the Company's regularly employed independent certified public accountant, which determination shall be final, binding and conclusive upon all parties.

         If the remaining Members do not elect to acquire all of the Bankrupt Member's Units, the Units shall be transferred in accordance with Article 9 above, or if not transferred, retained by the Bankrupt Member. If the remaining Members exercise their option hereunder and the Bankrupt Member fails to convey its Units at the time and place fixed for closing, then the remaining Members may enforce the obligation of the Bankrupt Member by an action for specific performance.

         11.5    Cessation of Business. In the event of the occurrence of any event effecting the dissolution of the Company, the Company shall cease to carry on its business, except insofar as may be necessary for the winding up of its business, but its separate existence shall continue until the Chairman has filed a certificate of cancellation in the office of Delaware Secretary of State or until a decree terminating the Company has been entered by a court of competent jurisdiction.

         11.6    Winding Up, Liquidation and Distribution of Assets. Upon dissolution, an accounting shall be made of the accounts of the Company and of the Company's assets, liabilities and operations, from the date of the last previous accounting until the date of dissolution and the Chairman shall immediately proceed to wind up the affairs of the Company. If the Company is dissolved and its affairs are to be wound up, the Chairman shall:

                 (a)     Collect and sell or otherwise liquidate all of the Company's assets as promptly as practicable (except to the extent the Management Committee may determine to distribute any assets to the Members in kind);

                 (b)     Discharge all debts, liabilities and obligations of the Company, including those to Members who are creditors, to the extent otherwise permitted by law, other than debts, liabilities and obligations to Members for distributions, and establish such reserves as the Management Committee may deem reasonably necessary to provide for contingencies or liabilities of the Company;

                 (c)     Distribute the remaining assets to the Members and other Unit holders either in cash or in kind, with any assets distributed in kind being valued for this purpose at their fair market value, in accordance and pro rata with their respective positive Capital Account balances at the time of the liquidating distribution, taking into the allocation of income, gain, loss or deduction attributable to the liquidation of the Company and its assets;

                 (d)     Upon completion of the winding up, liquidation and distribution of the assets, the Company shall be deemed terminated; and

                 (e)     The remaining Members shall comply with any applicable requirements of the Delaware Act pertaining to the winding up of the affairs of the Company and the final distribution of its assets.

         11.7    Certificate of Cancellation. When all debts, liabilities, and obligations have been paid and discharged or adequate provisions have been made therefor and all of the remaining assets have been distributed to the Members and other Unit owners, the Chairman shall execute a certificate of cancellation setting forth the information required by the Delaware Act and shall be delivered to the Delaware Secretary of State.

         11.8    Return of Contribution Nonrecourse to Other Members. Except as provided by law or as expressly provided in this LLC Agreement, upon dissolution, each Member and other Unit owner shall look solely to the assets of the Company for the return of its Capital Contributions. If the Company assets remaining after the payment or discharge of the debts and liabilities of the Company are insufficient to return the Capital Contributions of the Members and other Unit owners, the Members and other Unit owners shall have no recourse against any other Member or other Unit owner.

ARTICLE 12
MISCELLANEOUS PROVISIONS

         12.1    Waiver of Right of Partition. It is specifically agreed that no Member or other Unit owner shall have the right to ask for partition of the assets owned or hereafter acquired by the Company, nor shall any such Member or other Unit owner have the right to any specific assets of the Company on the liquidation or winding up of the Company, except upon the affirmative vote or consent of all Members.

         12.2    Notices. Except as otherwise provided in this LLC Agreement, any notice required or permitted herein shall be in writing and shall be deemed to have been delivered, whether actually received or not, two (2) calendar days after being deposited in the United States mail, by registered mail, return receipt requested, postage prepaid, addressed to the party entitled thereto at the last address of such party provided by such party to the Company and each other Member. Any notice to the Company shall be sent to the Company's principal place of business. The current addresses of the Members are as follows:

For MTB:	MTB Energy, Inc.
9217 Cody
Overland Park, Kansas 66214
Attn: President

For KLT:	KLT Energy Services Inc.
10740 Nall, Suite 230
Overland Park, Kansas 66211
Attn: President

         12.3    Governing Law. This LLC Agreement has been made and executed in accordance with the Delaware Act and is to be construed, enforced, and governed in accordance therewith and with the laws of the State of Delaware. The parties agree that all actions or proceedings arising directly or indirectly from this LLC Agreement shall be commenced and litigated only in the District Court of Johnson County, Kansas, or the United States District Court for the District of Kansas, located in Kansas City, Kansas. The parties hereby consent to the jurisdiction over them of the District Court of Johnson County, Kansas, or the United States District Court for the District of Kansas, in all actions or proceedings arising directly or indirectly from this LLC Agreement.

         12.4    Entire Agreement. Except as otherwise provided herein, this LLC Agreement together with the recitals and Exhibits hereto, each of which are incorporated herein by this reference, constitutes the entire agreement among the Members on the subject matter hereof and may not be changed, modified, amended, or supplemented except in writing, signed by all of the Members. All other oral or written agreements, promises, and arrangements in relation to the subject matter of this LLC Agreement are hereby rescinded.

         12.5    Binding Agreement. Subject to the restrictions and encumbrances set forth herein, the terms and provisions of this LLC Agreement shall be binding upon, be enforceable by and inure to the benefit of the Members, any other holders of Units and their respective heirs, executors, administrators, personal representatives, successors, and assigns.

         12.6    Interpretation. The descriptive headings contained in this LLC Agreement are for convenience only and are not intended to define the subject matter of the provisions of this LLC Agreement and shall not be resorted to for interpretation thereof.

         12.7    Severability. If any provision of this LLC Agreement or the application thereof to any individual or entity or circumstance shall be invalid or unenforceable to any extent, the remainder of this LLC Agreement and the application of such provisions to other individuals or entities or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

         12.8    Waiver. No consent or waiver, express or implied, by any Member to or of any breach or default by any other Member in the performance by such other Member of its obligations under this LLC Agreement shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other Member of the same or any other obligations hereunder. The failure on the part of any Member to complain of any act or failure to act of any of the other Members or to declare any of the other Members in default, irrespective of how long such failure continues, shall not constitute a waiver by such Member of its rights under this LLC Agreement.

         12.9    Equitable Remedies. The rights and remedies of any of the Members hereunder shall not be mutually exclusive. Each of the Members confirms that damages at law may be an inadequate remedy for a breach or threatened breach of this LLC Agreement and agrees that in the event of a breach or threatened breach of any provision hereof, the respective rights and obligations hereunder shall be enforceable by specific performance, injunction or other equitable remedy, but nothing herein contained is intended to, nor shall it, limit or affect any right or rights at law or by statute or otherwise of a Member aggrieved as against a party for a breach or threatened breach of any provision hereof; it being the intention hereof to make clear the agreement of the Members that the respective rights and obligations of the Members hereunder shall be enforceable in equity as well as at law or otherwise.

         12.10   Attorney's Fees. In the event of a default by a Member under this LLC Agreement, the non-defaulting Members shall be entitled to recover all costs and expenses, including attorney's fees, incurred as a result of said default or in connection with the enforcement of this LLC Agreement.

         12.11   Counterparts. This LLC Agreement may be executed in two (2) or more counterparts, all of which taken together shall constitute one (1) instrument.

         12.12   Saving Clause. In the event any provision of this LLC Agreement shall be, or shall be found to be, contrary to the Delaware Act, such provision shall be deemed amended so as to conform with such Act.

         12.13   Further Documentation. Each of the parties hereto agrees in good faith to execute such further or additional documents as may be necessary or appropriate to fully carry out the intent and purpose of this LLC Agreement.

         12.14   Incorporation of Recitals. The preamble and recitals to this LLC Agreement are hereby incorporated by reference and made an integral part hereof.

         12.15   Indemnification. The Company shall indemnify any Member, representative on the Management Committee, Chairman or officer of the Company (each referred to as an "Indemnified Party") who was or is a party or is threatened to be made a party to any threatened, pending or completed action, arbitration, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the Company, by reason of the fact that such Indemnified Party is or was a Member, representative on the Management Committee, Chairman or officer of the Company or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise, against liability incurred in connection with such action, arbitration, suit or proceeding, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such Indemnified Party in connection with such action, arbitration, suit or proceeding, including any appeal thereof, if such Indemnified Party acted in good faith and in a manner such Indemnified Party reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe such Indemnified Party's conduct was unlawful, except that no indemnification shall be made in respect of any claim, issue or matter as to which such Indemnified Party shall have been adjudged to be liable for gross negligence or gross misconduct in the performance of such Indemnified Party's duty to the Company unless and only to the extent that the court or arbitration in which the action, arbitration or suit was brought determines upon application that, despite the adjudication of liability and in view of all the circumstances of the case, such Indemnified Party is fairly and reasonably entitled to indemnity for such expenses which the court or arbitration shall deem proper. The termination of any action, arbitration, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Indemnified Party did not act in good faith and in a manner which such Indemnified Party reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had reasonable cause to believe that such Indemnified Party's conduct was unlawful.

         12.16   MTB's Call Right. For a period of two years following the date of this LLC Agreement, MTB will have a right to purchase (the "Call Right") the Common Units held by KLT for a purchase price equal to (a) if the Call Right is exercised during the six month period ending six months after the date of this LLC Agreement, $1,100,000, (b) if the Call Right is exercised during the six month period ending one year after the date of this LLC Agreement, $1,365,000, (c) if the Call Right is exercised during the six month period ending one year and six months after the date of this LLC Agreement, $1,695,000, and (d) if the Call Right is exercised during the six month period ending two years after the date of this LLC Agreement, $2,100,000. MTB's Call Right may not be exercised until the Preferred Units have been redeemed fully (by payment of the Remaining Liquidation Value for such Preferred Units and any Preferred Return Account balance attributable thereto). MTB may exercise the Call Right by providing written notice thereof to KLT, and the closing shall occur within ten (10) days thereafter.

         IN WITNESS WHEREOF, the parties hereto have signed and delivered this LLC Agreement on the date first above written.

KLT ENERGY SERVICES INC.,
a Missouri corporation

By:  /s/John J. Grossi
Name:  John J. Grossi
Title:  CFO & Treasurer

MTB ENERGY, INC.
a Missouri corporation

By:  /s/Tim Clemons
Name:  Tim Clemons
Title:  President

Agreed and consented to by:

ENVIRONMENTAL LIGHTING CONCEPTS, INC.

By:  /s/Mark R. Schroeder
Name:  Mark R. Schroeder
Title:  President

EXHIBIT A

AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT OF CUSTOM ENERGY, L.L.C.

Common Units
	Capital Account	No. of Units	Percentage Interest
KLT Energy Services Inc.	__________	1,580,000	15.8%
MTB Energy, Inc.	__________	8,420,000	84.2%
TOTAL	__________	10,000,000	100%

Preferred Units
	Capital Account	No. of Units	Percentage Interest
KLT Energy Services Inc.	__________	2,400,000	100%
TOTAL	__________	2,400,000	100%

Dated as of July ___, 2002.

APPROVED:

Chairman of the Company

EXHIBIT B

Federal Income Tax Allocation Provisions

         Tax Allocation Definitions. As used herein and in this LLC Agreement, the following terms shall have the following meanings, unless the context otherwise specifies:

                 (a)      "Adjusted Capital Account Balance" means the balance (be it positive or negative) which would be obtained by adding to a Member's or other Unit holder's Capital Account balance such Member's or other Unit holder's share of the "Company Minimum Gain" and "Member Nonrecourse Debt Minimum Gain".

                 (b)      "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).

                 (c)      "Company Minimum Gain" has the meaning for "partnership minimum gain" set forth in Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

                 (d)      "Depreciation" means, for each fiscal year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable under the Code with respect to an asset for such fiscal year, except that (i) with respect to any asset whose Gross Asset Value differs from its adjusted tax basis for federal tax purposes and which difference is being eliminated by use of the "remedial method" defined by Section 1.704-3(d) of the Regulations, Depreciation for such fiscal year shall be the amount of book basis recovered for such fiscal year under the rules prescribed by Section 1.704-3(d)(2) of the Regulations, and (ii) with respect to any other asset whose Gross Asset Value differs from its adjusted tax basis for federal income tax purposes at the beginning of such fiscal year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such fiscal year bears to such beginning adjusted tax basis; provided, however, that if the adjusted tax basis for federal income tax purposes of an asset at the beginning of such fiscal year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Management Committee.

                 (e)     "Gross Asset Value" means, with respect to any asset, the asset's adjusted basis for federal income tax purposes (reduced by the amount of any liabilities that are liens on such asset), except as follows:

                         (i)     The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as determined by the contributing Member and all of the remaining Members;

                         (ii)    The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by the Management Committee, as of the following times: (A) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (B) the distribution by the Company to a Member or other Unit holder of more than a de minimis amount of property as consideration for an interest in the Company; and (c) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g). The Gross Asset Value of all of the Company assets shall be reset upon the effectuation of the transaction described in the first Whereas clause to this LLC Agreement and the net Gross Asset Value of the Company's assets shall equal the aggregate Capital Account balance of the Members and other Unit holders as set forth in Exhibit A to this LLC Agreement.

                         (iii)   The Gross Asset Value of any Company asset distributed to any Member or other Unit holder shall be adjusted to equal the gross fair market value of such asset on the date of distribution as determined by the distributee and the Management Committee.

                         (iv)    The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) and Article 7 hereof; provided, however, that Gross Asset Values shall not be adjusted pursuant to this Section (e)(iv) to the extent the Management Committee determine that an adjustment pursuant to Section (e)(ii) hereof is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this Section (e)(iv).

         If the Gross Asset Value of an asset has been determined or adjusted pursuant to Section (e)(i), Section (e)(ii), or Section (e)(iv) hereof, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Profits and Net Losses.

                 (f)     "Member Nonrecourse Debt" has the meaning of "partner nonrecourse debt" set forth in Section 1.704-2(b)(4) of the Regulations.

                 (g)     "Member Nonrecourse Debt Minimum Gain" means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Section 1.704-2(i)(3) of the Regulations.

                 (h)     "Member Nonrecourse Deductions" has the meaning for "partner nonrecourse deductions" set forth in Sections 1.704-2(i)(1) and 1.704-2(i)(2) of the Regulations.

                 (i)     "Nonrecourse Deductions" has the meaning set forth in Section 1.704-2(b)(1) of the Regulations.

                 (j)     "Nonrecourse Liability" has the meaning set forth in Section 1.704-2(b)(3) of the Regulations.

                 (k)     "Regulations" means the Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding Regulations).

         Special Rules Regarding Allocation of Tax Items. Notwithstanding the foregoing provisions of Article VI, the following special rules shall apply in allocating the Net Profits or Net Losses (or items thereof) of the Company:

         (1)     Except as otherwise provided in Section 1.704-2(f) of the Regulations, notwithstanding any other provision of Article 7 or this Exhibit B, if there is a net decrease in Company Minimum Gain during any Company fiscal year, each Member and other Unit holder shall be specially allocated items of Company income and gain for such Fiscal year (and, if necessary, subsequent Fiscal years) in an amount equal to such Member's and other Unit holder's share of the net decrease in Company Minimum Gain, determined in accordance with Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member and other Unit holder pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(f)(6) and 1.704-2(j)(2) of the Regulations. This Section (1) is intended to comply with the minimum gain chargeback requirement in Section 1.704-1(f) of the Regulations and shall be interpreted consistently therewith.

         (2)     Except as otherwise provided in Section 1.704-1(i)(4) of the Regulations, notwithstanding any other provision of Article 7 or this Exhibit B, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Company fiscal year, each Member or other Unit holder who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Section 1.704-2(i)(5) of the Regulations, shall be specially allocated items of Company income and gain for such fiscal year (and, if necessary, subsequent fiscal years) in an amount equal to such Member's or other Unit holder's share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member and other Unit holder pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(i)(4) and 1.704-2(j)(2) of the Regulations. This Section (1) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(i)(4) of the Regulations and shall be interpreted consistently therewith.

         (3)     [intentionally omitted]

         (4)     Any Member Nonrecourse Deductions for any Fiscal year shall be specially allocated to the Member or other Unit holder who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i)(1).

         (5)     To the extent an adjustment to the adjusted tax basis of any Company asset is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member or other Unit holder in complete liquidation of its interest in the Company, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Member or other Unit holder in accordance with their interests in the Company in the event Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Members and other Unit holders to whom such distribution was made in the event Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

         (6)     In the event any Member or other Unit holder unexpectedly receives any adjustments, allocations or distributions described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) resulting in a Capital Account deficit for such Member or other Unit holder in excess of the sum of (i) the amount such Member or other Unit holder is obligated to restore pursuant to any provision of this LLC Agreement or pursuant to Regulations Section 1.704-1(b)(2)(ii)(c) and (ii) the amount such Member or other Unit holder is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), items of income and gain shall be specially allocated to such Member or other Unit holder in any amount and manner sufficient to eliminate, to the extent required by the Regulations, such a Capital Account deficit as quickly as possible. The items to be allocated will be determined in accordance with Regulations Section 1.704-1(b)(2)(ii)(d)(6). This Section (6) is intended to comply with Regulations Section 1.704-1(b)(2)(ii)(d) and will be applied and interpreted in accordance with such regulation; provided, that an allocation pursuant to this Section (6) shall be made only if and to the extent that such Member or other Unit holder would have a Capital Account deficit after all other allocations provided for in Article 7 and this Exhibit B have been tentatively made as if this Section (6) were not in this LLC Agreement.

         (7)     In the event any Member or other Unit holder has a deficit Capital Account at the end of any LLC taxable year in excess of the sum of (i) the amount such Member is obligated to restore pursuant to any provision of this LLC Agreement or pursuant to Regulations Section 1.704-1(b)(2)(ii)(c) and (ii) the amount such Member or other Unit holder is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Member or other Unit holder shall be specially allocated items of LLC income and gain (consisting of a pro rata portion of each item of LLC income and gain) as quickly as possible to eliminate such excess Capital Account deficits, provided, that an allocation pursuant to this Section (7) will be made if and only to the extent that such Member or other Unit holder would have such a Capital Account deficit in excess of such sum after all other allocations provided for in Article 7 and this Exhibit B have been tentatively made as if Section (6) and this Section (7) were not in this LLC Agreement.

         (8)     No items of loss or deduction will be allocated to any Member or other Unit holder to the extent that any such allocation would cause the Member or other Unit holder to have a, or increase the amount of an existing, Capital Account deficit in excess of the sum of (i) the amount such Member or other Unit holder is obligated to restore pursuant to any provision of this LLC Agreement or pursuant to Regulations Section 1.704-1(b)(2)(ii)(c) and (ii) the amount such Member or other Unit holder is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5) at the end of any LLC taxable year. All items of loss or deduction in excess of the limitation set forth in this Section (8) shall be allocated among such other Members and other Unit holders, which do not have such deficit Capital Account balances, pro rata, in proportion to their Common Units, until no Member or other Unit holder may be allocated any such items of loss or deduction without having or increasing such a deficit Capital Account balance. Thereafter, any remaining items of loss or deduction shall be allocated to the Members and other Unit holders, pro rata, in proportion to their relative aggregate Common Units.

         (9)     The allocations set forth in Sections (1), (2), (4), (5), (6), (7), (8) and (9) hereof (the "Regulatory Allocations") are intended to comply with certain requirements of Regulations Sections 1.704-1(b) and 1.704-2. Notwithstanding any other provisions of this Article 7 and this Exhibit B (other than the Regulatory Allocations), the Regulatory Allocations shall be taken into account in allocating other items of income, gain, loss and deduction among the Members and other Unit holders so that, to the extent possible, the net amount of such allocations of such other items and the Regulatory Allocations to each Member and other Unit holder shall be equal to the net amount that would have been allocated to each such Member and other Unit holder in each LLC taxable year if the Regulatory Allocations had not occurred. Notwithstanding the preceding sentence, Regulatory Allocations relating to (i) Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partnership Minimum Gain, and (ii) Partner Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partner Minimum Gain. Allocations pursuant to this Section (9) shall only be made with respect to Regulatory Allocations to the extent the Management Committee determine that such allocations shall otherwise be inconsistent with the economic agreement among the Members and other Unit holders. Further, allocations pursuant to this Section (9) shall be deferred with respect to allocations pursuant to (i) and (ii) above to the extent the Management Committee determine that such allocations are likely to be offset by subsequent Regulatory Allocations.

         (10)    Other Allocation Rules.

                 (a)     The Members are aware of the income tax consequences of the allocations made by Article 7 and this Exhibit B and hereby agree to be bound by the provisions of Article 7 and this Exhibit B in reporting their shares of Company income and loss for income tax purposes.

                 (b)      For purposes of determining the Net Profits, Net Losses, or any other items allocable to any period, Net Profits, Net Losses, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the Members holding in aggregate a majority of Common Units or Preferred Units, as applicable using any permissible method under Code Section 706 and the Regulations thereunder.

                 (c)     Solely for purposes of determining a Member's or other Unit holder's proportionate share of the "excess nonrecourse liabilities" of the Company, within the meaning of Regulations Section 1.752-3(a)(3), the Members' and other Unit holders' interests in Company Net Profits are in proportion to their Common Units or Preferred Units, as applicable; provided, however, that to the extent possible, such excess nonrecourse liabilities will instead be allocated so as to minimize any recognition of gain of any Member or other Unit holder which would result under Code Section 731 or Section 752 from the restructuring.

                 (d)     To the extent permitted by Section 1.704-2(h)(3) of the Regulations, the Members shall endeavor not to treat distributions of Net Profits as having been made from the proceeds of a Nonrecourse Liability or a Member Nonrecourse Debt.

         (11)    Tax Allocations: Code Section 704(c). In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Gross Asset Value (computed in accordance with Section (e)(i) above). The Members hereby agree that the "traditional method" described in Regulation Section 1.704-3(d) shall be used for allocating the disparity between the fair market value of a contributed asset and that asset's adjusted tax basis.

         Other than the mandatory use of the traditional allocation method as specified above in this Section (11), any elections or other decisions relating to such allocations shall be made by the Management Committee in any manner that reasonably reflects the purpose and intention of this LLC Agreement. Allocations pursuant to this Section (11) are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Person's Capital Account or share of Net Profits, Net Losses, other items, or distributions pursuant to any provisions of this LLC Agreement.